Exhibit 4.10
TRUST AGREEMENT
OF
WILMINGTON TRUST CAPITAL A
     THIS TRUST AGREEMENT, dated as of December 5, 2008, between Wilmington Trust Corporation (“Sponsor”), Wells Fargo Delaware Trust Company, a Delaware limited purpose trust company (“Delaware Trustee”), and David R. Gibson and Gerard A. Chamberlain (“Administrators”). The Sponsor and the Delaware Trustee hereby agree as follows:
     1. The trust created hereby shall be known as Wilmington Trust Capital A (the “Trust”), in which name the Delaware Trustee and the Administrators, or the Sponsor to the extent provided herein, may conduct the business and affairs of the Trust, contract on behalf of the Trust, and sue and be sued on behalf of the Trust.
     2. The Sponsor hereby assigns, transfers, conveys, and sets over to the Trust the sum of Ten Dollars ($10). Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust. The Delaware Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Statutory Trust Act in the form attached hereto as Exhibit A.
     3. The Sponsor, the Delaware Trustee, and the Administrators will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities and Common Securities as defined therein. Prior to the execution and delivery of such amended and restated Trust Agreement, neither the Delaware Trustee nor the Administrators shall have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents, or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Delaware Trustee and the Administrators may take all actions deemed proper as are necessary to effect the transactions contemplated herein.
     4. The Sponsor agrees to (a) pay the fees of the Delaware Trustee as agreed to separately in writing and (b) indemnify the Administrators, the Delaware Trustee, and any of the officers, directors, employees and agents of the Delaware Trustee (the “Indemnified Persons”) for, and to hold each Indemnified Person harmless against, any liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
     5. The Sponsor, as sponsor of the Trust, is hereby authorized, in its discretion, (i) to file with the Securities and Exchange Commission (the “Commission”) and to execute, in the case of the 1933 Act Registration Statement and 1934 Act Registration Statement (as herein defined), on behalf of the Trust, (a) a Registration Statement (the “1933 Act Registration Statement”), which may be an automatically effective registration statement, including all pre-effective and post-effective amendments thereto, relating to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the Preferred Securities or Common Securities of the Trust, (b) any preliminary prospectus, prospectus, or supplement thereto, or free-writing prospectus relating to the Preferred Securities or Common Securities of the Trust required to be filed pursuant to the 1933 Act, and (c) a Registration Statement on Form 8-A or other appropriate form (the “1934 Act Registration Statement”), including all pre-effective and post-effective amendments thereto, relating to the registration of the Preferred Securities or Common Securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Stock Exchange or other exchange or interdealer quotation system, and execute on behalf of the Trust, a listing application and all other applications, statements, certificates, agreements, and other instruments as shall be necessary or desirable to cause the Preferred Securities or Common Securities of the Trust to be listed on the New York Stock Exchange or such other exchange or interdealer quotation system; (iii) to file and execute on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process, and other papers and documents that shall be necessary or desirable to register the Preferred Securities or Common Securities of the Trust under the securities or “Blue Sky” laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Preferred Securities or Common Securities of the Trust; and (v) to execute, deliver, and perform on behalf of the Trust an underwriting agreement with one or more underwriters relating to the offering of the Preferred Securities or Common Securities of the Trust.
     6. This Trust Agreement may be executed in one or more counterparts.
     7. The Delaware Trustee shall be the initial trustee of the Trust. Thereafter, the Sponsor may increase or decrease (but not below one) the number of trustees of the Trust by executing a written instrument fixing such number, provided, however, that so long as it is required by the Statutory Trust Act, one trustee of the Trust shall be either a natural person who is a resident of the State of Delaware or an entity other than a natural person that has its principal place of business in the State of Delaware and that, in either case, otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any trustee at any time. Either the Delaware Trustee or any Administrator may resign upon thirty days’ prior written notice to the Sponsor.
     8. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles that would call for the application of the substantive law of any jurisdiction other than the State of Delaware).
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     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first written above.

WILMINGTON TRUST CORPORATION Sponsor			WELLS FARGO DELAWARE TRUST COMPANY
as Delaware Trustee

By:	/s/ Gerard A. Chamberlain	By:	/s/ Amy L. Martin

	Name: Gerard A. Chamberlain	Name:	Amy L. Martin
	Title: Vice President	Title:	Vice President
In his capacity as Administrator

/s/ David R. Gibson
David R. Gibson

In his capacity as Administrator

/s/ Gerard A. Chamberlain
Gerard A. Chamberlain